[CLIFFORD CHANCE LOGO]                             LIMITED LIABILITY PARTNERSHIP

                                                                     EXHIBIT 4.1

                                                                  CONFORMED COPY

                             MARCONI CORPORATION PLC

                                   MARCONI PLC

                                  HSBC BANK PLC

                                       AND

                                BARCLAYS BANK PLC

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                              ESOP ESCROW AGREEMENT

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                                    CONTENTS

CLAUSE                                                                                                   PAGE
1.     Interpretation.................................................................................     2

2.     Escrow Agent...................................................................................    10

3.     Creation Of The Escrow.........................................................................    11

4.     Terms Of Escrow................................................................................    12

5.     Escrow Cash Entitlement........................................................................    13

6.     Charged Escrow Cash Entitlement................................................................    13

7.     Release From Escrow............................................................................    15

8.     The Mobile Escrow Agreement....................................................................    18

9.     The Subsequently Sold Opcos Escrow Agreements..................................................    19

10.    Non-Participating ESOP Banks...................................................................    20

11.    Duties And Liability Of Escrow Agent...........................................................    20

12.    Reimbursement Of Escrow Agent..................................................................    22

13.    Acknowledgement Of Event Of Default And Undertakings...........................................    23

14.    Arbitration....................................................................................    24

15.    Costs..........................................................................................    25

16.    Termination....................................................................................    25

17.    Notices........................................................................................    25

18.    Announcements..................................................................................    26

19.    Further Assurance..............................................................................    27

20.    Remedies And Partial Invalidity................................................................    27

21.    Rights Of Third Parties........................................................................    27

22.    Assignment.....................................................................................    27

23.    Amendment......................................................................................    27

24.    Counterparts...................................................................................    28

25.    Governing Law And Jurisdiction.................................................................    28

SCHEDULE 1   Determination Of Escrow Cash Claim.......................................................    29

SCHEDULE 2   The Esop Swap Transactions...............................................................    32

SCHEDULE 3   Form Of Payment Instruction..............................................................    33

SCHEDULE 4   Sold Opcos, Mobile Opcos And Subsequently Sold Opcos.....................................    34

SCHEDULE 5   Participating Opcos......................................................................    39

SCHEDULE 6   Deed Of Adherence........................................................................    40

SCHEDULE 7   Form Of ESOP Bank Certificate............................................................    41

THIS AGREEMENT is dated 13 December 2002

BETWEEN:

(1) MARCONI CORPORATION PLC, a company incorporated in England and Wales (registered number 67307), whose registered office is at New Century Park, Box 53, Coventry, Warwickshire, CV3 1HJ (the "COMPANY");

(2) MARCONI PLC, a company incorporated in England and Wales (registered number 3846429), whose registered office is at New Century Park, Box 53, Coventry, Warwickshire, CV3 1HJ ("PLC");

(3) HSBC BANK PLC ("HSBC") in its capacities as (i) agent for the Banks (in this capacity, the "AGENT"), (ii) trustee under the Security Documents (in this capacity, the "SECURITY TRUSTEE") and (iii) escrow agent (in this capacity, the "ESCROW AGENT"); and

(4)      BARCLAYS BANK PLC ("BARCLAYS").

RECITALS

(A) The Marconi Employee Trust ("MET") was established by a trust deed entered into between PLC and BCT in 1999 for the purposes of, inter alia, operating the ESOP to provide incentive arrangements over PLC shares to employees of the Opcos. Arrangements have been made whereby employees of certain Opcos are entitled to call for PLC shares at specified exercise prices.

(B) Certain financial institutions have entered into the ESOP Swap Transactions to hedge the exposure of BCT against an increase in the price of PLC shares in relation to future calls for shares by employees under the ESOP. PLC has guaranteed the obligations of BCT under the ESOP Swap Transactions (the "PLC GUARANTEES").

(C) From December 1999, a series of letter agreements were and/or may have been entered into by PLC and certain of the Opcos (the "FUNDING LETTERS"). The terms of each Funding Letter provided that the Opco that was a party to it would bear the costs of its employees' participation in the ESOP, including without limitation (i) costs incurred through acquiring PLC shares on the market and holding them pending transfer to employees entitled to them and (ii) costs associated with a derivative or similar instrument enabling the MET to acquire PLC shares to satisfy employees' entitlements, and the relevant Opco agreed to pay to the MET or otherwise as PLC requested such amounts as requested by PLC from time to time.

(D) The Company (acting at the request of PLC) advanced by way of limited recourse loans an aggregate sum of L215 million to BCT as a result of UBS and Salomon having made cash calls under their ESOP Swap Transactions.

(E) As a result of the fall in the price of the PLC shares, the aggregate exposure of BCT to Barclays, Salomon and UBS (net of cash collateral paid to Salomon and UBS), under the ESOP Swap Transactions was stated to be approximately L160 million as at 31 March 2002.

(F) In accordance with the ESOP Term Sheet, the Parties have agreed that on the Trigger Date, an escrow arrangement will be put in place under which the Escrow Cash will be set aside pending agreement between the Interested Parties, or a formal determination by the Court or otherwise in accordance with this Agreement, of each ESOP Bank's entitlement (if any) to the Escrow Cash Balance.

(G) Barclays has agreed to support the implementation of the Schemes pursuant to and on the basis set out in the Restructuring Undertaking Agreement, however, it is possible that the Company Scheme and/or the PLC Scheme may not be implemented if, amongst other things, the required levels of support for those Schemes are not obtained.

(H) This Agreement sets out the terms on which the Escrow Cash will be held and creates a framework for resolving each ESOP Bank's entitlement (if any) to the Escrow Cash Balance.

(I) On 13 September 2002, Highrose granted fixed charges to the Security Trustee for and on behalf of, respectively, the Bank Beneficiaries and the Bondholders over the Deposits on the terms and subject to the conditions of the Security Documents.

(J) This Agreement also sets out the terms of escrow relating to any Charged Escrow Cash paid into escrow in accordance with clauses 5 (ESOP Banks) or 6 (Order of Application) of the Trust Deed and the mechanism by which the Charged Escrow Cash Balance may be released from the escrow arrangements contemplated herein.

IT IS AGREED as follows:

1.       INTERPRETATION

1.1      In this Agreement:

         "ACT" means the Companies Act 1985 (as amended);

         "BCT" means Bedell Cristin Trustees Limited;

         "CHARGED ESCROW CASH" means the aggregate of:

         (i) the "Escrow Cash Amount" as defined in and determined in accordance with the provisions of clause 5.1 (ESOP Banks' Entitlement) of the Trust Deed to be paid by the Security Trustee to the Escrow Agent in accordance with clause 3.2.1(b) (Charged Escrow Cash Arrangements); and

         (ii) the amount (if any) received by the Escrow Agent prior to the Trigger Date pursuant to clauses 8.1.2 and 8.1.4 (PLC and the Company Undertakings - Mobile Opcos);

         "CHARGED ESCROW CASH BALANCE" means, following payment of the Charged Escrow Cash to the Escrow Agent, the balance from time to time standing to the credit of the Escrow Account, including (i) all interest accrued and (ii) all income received from any Investments;

         "CHARGED ESCROW CASH ENTITLEMENT" has the meaning given in clause 6.4 (Charged Escrow Cash Entitlement - Court Determination);

         "CLOSE-OUT AMOUNT" means, in relation to an ESOP Bank, the aggregate net liabilities owed (or deemed owing, as the case may be) by BCT to that ESOP Bank under the relevant ESOP Contracts in respect of the relevant Close-Out Date, and for these purposes:

         (a) all ESOP Swap Transactions between BCT and that ESOP Bank will terminate (or be deemed to terminate) on the relevant Close-Out Date;

         (b) the liabilities of BCT will (subject to paragraph (c) below) be calculated in accordance with the calculation provisions expressly set out in the relevant ESOP Contracts; and

         (c) if the relevant ESOP Swap Transactions are terminated following agreement between BCT and that ESOP Bank or are deemed to be terminated on the Effective Date, then the following assumptions will apply:

                  (i) an Event of Default (as such term is defined in the relevant ESOP Contracts) has occurred and was continuing under the relevant ESOP Contracts;

                  (ii) BCT is the Defaulting Party (as such term is defined in the relevant ESOP Contracts) for the purposes of the relevant ESOP Contracts;

                  (iii) the relevant Close-Out Date is the Early Termination Date (as such term is defined in the relevant ESOP Contracts) for the purposes of the relevant ESOP Contracts; and

                  (iv) the ESOP Swap Transactions are the Terminated Transactions (as such term is defined in the relevant ESOP Contracts) for the purposes of the relevant ESOP Swap Master;

         "CLOSE-OUT DATE" means in relation to the relevant ESOP Swap Transactions between BCT and an ESOP Bank:

         (a) if the ESOP Swap Transactions have been duly terminated in accordance with their terms, the Early Termination Date (as defined under the relevant ESOP Swap Master);

         (b) if the ESOP Swap Transactions are terminated by agreement between BCT and that ESOP Bank, the date that such termination is effective; or

         (c) if the ESOP Swap Transactions have not been terminated in the manner described in paragraphs (a) or (b) above prior to the Effective Date, the Effective Date;

         "COMPANY SCHEME" means a scheme of arrangement under Section 425 of the Act of certain liabilities of the Company on substantially the basis set out in the Restructuring Term Sheet;

         "COMPANY SECURITIES" means any New Ordinary Shares, Senior Notes, Junior Notes and US Notes received by an ESOP Bank under the PLC Scheme in respect of that ESOP Bank's claims under the relevant PLC Guarantees;

         "DETERMINATION" has the meaning given in paragraph 1 of Schedule 1 (Determination of Escrow Cash Claim);

         "DETERMINATION DATE" means, as appropriate, the earlier of:

         (i) the date a Payment Instruction is executed by all Interested Parties in accordance with clause 7.1.1 (Escrow Cash Balance - Payment Instruction or Final Judgment);

         (ii) the occurrence of a Final Judgment following an application to the Court under clause 5.2 (Escrow Cash Claim- Court Determination);

         (iii) the date a Payment Instruction is executed by all Interested Parties in accordance with clause 7.4.1 (Charged Escrow Cash Balance - Payment Instruction or Final Judgment); or

         (iv) the occurrence of a Final Judgment following an application to the Court under clause 6.4 (Charged Escrow Cash Entitlement - Court Determination);

         "EFFECTIVE DATE" means the date when an office copy of the Order of the High Court sanctioning the Company Scheme is delivered to the Registrar of Companies for registration as required by Section 425 of the Act;

         "ESCROW ACCOUNT" means the interest bearing deposit account no.:
         57548467, sort code: 40-05-15 held with HSBC Bank plc ,8 Canada Square, London E14 5HQ in the name of the Escrow Agent;

         "ESCROW CASH" means the aggregate of:

         (i) the amount to be paid by the Company to the Escrow Agent as calculated in accordance with clause 3.1 (Escrow Cash Arrangements);

         (ii) the amount (if any) received by the Escrow Agent in accordance with clause 9.2.1 (Terms of Subsequently Sold Opco Escrow Agreements); and

         (iii) the amount (if any) received by the Escrow Agent on or after the Trigger Date pursuant to clauses 8.1.2 and 8.1.4 (PLC and the Company Undertakings - Mobile Opcos);

         "ESCROW CASH BALANCE" means on or after the Trigger Date, the balance from time to time standing to the credit of the Escrow Account including (i) all interest accrued in respect of the period commencing on 1 February 2004 and (ii) all income received from any Investments generated in respect of the period commencing on 1 February 2004;

         "ESCROW CASH CLAIM" has the meaning given in paragraph 1 of Schedule 1 (Determination Of Escrow Cash Claim);

         "ESCROW CASH ENTITLEMENT" of an ESOP Bank shall be that amount calculated in accordance with the formula:

         (A - B) + ((A - B) x CD)

         where:

         A    =   the Escrow Cash Claim of that ESOP Bank

         B = the aggregate value (if any) of the PLC Distribution received as at the date of the relevant calculation by that ESOP Bank together with the likely value of future PLC Distributions (as determined by that ESOP Bank acting reasonably in consultation with the other Interested Parties) to be received by that ESOP Bank and which have been declared pursuant to the provisions of the PLC Scheme as at the date of the relevant calculation

         C    =   the Interest Rate

         D    =   the number of days elapsed from the Record Date to the
                  Determination Date divided by 365

         "ESOP" means all employees' share schemes, stock option plans and share option plans relating to employees of any Opco, including the share plans described in the PLC listing particulars dated 11 October 1999 and/or the Form 20-F filed in relation to PLC and the Company dated 28 September 2001;

         "ESOP BANK" means Barclays and any of Salomon and/or UBS that becomes an "ESOP Bank" pursuant to clause 10 (Non-Participating ESOP Banks);

         "ESOP BANK CERTIFICATE" means a certificate substantially in the form set out in Schedule 7;

         "ESOP CONTRACTS" means, in relation to an ESOP Bank, the ESOP Swap Master and the related ESOP Swap Transactions between BCT and that ESOP Bank;

         "ESOP LOCK-UP" means an agreement substantially in the form of the Restructuring Undertaking Agreement;

         "ESOP SWAP LIABILITIES" means, in relation to an ESOP Bank, the Close-Out Amount due from BCT to that ESOP Bank under the relevant ESOP Contracts PLUS interest at the Interest Rate from the relevant Close-Out Date to the Record Date MINUS any benefit or recovery received by that ESOP Bank from BCT in respect of the liabilities owed to that ESOP Bank under the relevant ESOP Contracts;

         "ESOP SWAP MASTER" means the ISDA Master Agreement identified in
         Schedule 2 (The ESOP Swap Transactions) between BCT and the relevant ESOP Bank or Non-Participating ESOP Bank as specified in Schedule 2. The ESOP Swap Master includes the relevant Schedule and the relevant Confirmations also identified in Schedule 2 that were exchanged between the parties confirming the ESOP Swap Transactions;

         "ESOP SWAP TRANSACTIONS" means the derivative transactions specified in
         Schedule 2 (The ESOP Swap Transactions) and the related credit support arrangements, including those confirmed in the Credit Support Annex to the ISDA Master Agreement dated 16 June 2000 between UBS and BCT;

         "ESOP TERM SHEET" means the non-legally binding indicative ESOP term sheet dated 28 August 2002 and initialled by, inter alia, Barclays, HSBC, JPMorgan Chase Bank, PLC, the Company and Bingham McCutchen LLP;

         "FINAL JUDGMENT" means a judgment delivered by the Court and/or, where the provisions of clause 14 (Arbitration) apply, an award made by the arbitrator, which determines (or, where there is both a judgment and an award and/or more than one judgment and/or award, which together determine) each matter referred to the Court and/or the arbitrator and which is (or, which each are) final and in relation to which no appeal or judicial challenge may be made (whether by lapse of time or otherwise);

         "FRACTION" means, if Barclays is the only ESOP Bank, 83.49 divided by 100 or, if either or both of Salomon and/or UBS become an ESOP Bank pursuant to clause 10 (Non-Participating ESOP Banks)

         (each a "NEW ESOP BANK"), such other fraction as may be agreed by the Parties and each New ESOP Bank in writing;

         "FUNDING LETTERS" has the meaning given in Recital C;

         "HIGHROSE" means Highrose Limited, a company incorporated in England and Wales with registered number 44101334;

         "HYPOTHETICAL INSOLVENCY" has the meaning given in paragraph 1 of
         Schedule 1 (Determination of Escrow Cash Claim);

         "HYPOTHETICAL INSOLVENCY PRACTITIONER" means the administrator, liquidator or other office holder of (i) PLC and (ii) the Company assumed to have been appointed in relation to the Hypothetical Insolvency;

         "INTERESTED PARTIES" means:

         (a) up to, but not including, the Trigger Date, PLC, the Company, the Agent and (subject to any waiver given in accordance with clause 6.1.1 (Claims against Participating Opcos)) each ESOP Bank; and

         (b) from the Trigger Date, the Company and (subject to any waiver given in accordance with clause 6.1.1 (Claims against Participating Opcos)) each ESOP Bank;

         "INTEREST RATE" means LIBOR plus 225 basis points (expressed as a percentage);

         "INVESTMENTS" means, at any time:

         (a) cash in hand or on deposit (but if for a fixed period then such period shall be no more than three months) with any acceptable bank; and

         (b) certificates of deposit, maturing no more than three months after the relevant date of calculation, issued by an acceptable bank,

         and an "ACCEPTABLE BANK" for this purpose is a commercial bank or trust company which has a rating of A or higher by Standard & Poor's or FitchIBCA or A2 or higher by Moody's or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations;

         "JUNIOR NOTES" means the junior secured notes to be issued to certain creditors under the Company Scheme;

         "LIBOR" means the rate for the date of calculation (the "RESET DATE) for deposits in Sterling for a period of three months or such other period as the Interested Parties may agree (the "DESIGNATED MATURITY") which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the Reset Date. If such rate does not appear on the Telerate Page 3750, the rate for that date will be calculated on the basis of the rates at which deposits in Sterling are offered to the relevant ESOP Bank at approximately 11:00 a.m. on the Reset Date in the London interbank market for a period of the Designated Maturity commencing on the Reset Date and in an amount representative of a single transaction in the market at that time;

         "MARCONI GROUP COMPANY" means each of PLC, the Company and all of their respective subsidiaries and former subsidiaries and each Opco;

         "MET" has the meaning given in Recital A;

         "MOBILE ESCROW AGENT" has the meaning given in clause 8.1 (PLC and the Company Undertakings - Mobile Opcos);

         "MOBILE ESCROW AGREEMENT" means the escrow agreement entered into between the Company, PLC, Marconi Bruton Street Limited, HSBC (on its own behalf and as a member of the Co-ordination Committee), Barclays, Salomon, UBS, BCT and Slaughter and May dated 2 August 2002;

         "MOBILE OPCOS" means those Opcos listed in Schedule 4.2 under the heading "Mobile Opcos";

         "MODEL" has the meaning given in paragraph 2.3 of Schedule 1 (Determination of Escrow Cash Claim);

         "NEW ORDINARY SHARES" means new ordinary shares in the Company;

         "NON-PARTICIPATING ESOP BANK" means any of Salomon and/or UBS which is not an ESOP Bank;

         "OPCOS" means subsidiaries or former subsidiaries of PLC (including the Company and any subsidiary or former subsidiary of PLC that is dormant or has been dissolved or wound up) and subsidiaries or former subsidiaries of any partnership (wherever formed) wholly owned, directly or indirectly, by PLC and/or by a subsidiary or subsidiaries or former subsidiary or former subsidiaries of PLC;

         "ORDER" means any order, decision, injunction, judgment, decree, ruling, writ, assessment or arbitration award;

         "PARTICIPATING OPCOS" means the Opcos, excluding the Mobile Opcos and the Subsequently Sold Opcos, whose employees participated in the ESOP. For the purpose of information only and without limiting the generality of this definition or binding any of the Parties, the Opcos whose employees participated in the ESOP identified by PLC and the Company as being "Participating Opcos" as at the date of this Agreement on the basis described in PLC's letter to Barclays dated 12 December 2002 are listed in Schedule 5 (Participating Opcos);

         "PARTY" means a party to this Agreement and includes its successors, permitted assigns and permitted transferees;

         "PAYMENT INSTRUCTION" means a notice substantially in the form set out in Schedule 3 (Form of Payment Instruction);

         "PLC DISTRIBUTION" means, in relation to an ESOP Bank (in its capacity as such), the aggregate value of the cash (if any) and the Company Securities (if any) received by that ESOP Bank under the PLC Scheme in respect of its claims under the relevant PLC Guarantees and, for this purpose :

         (a)      the value of cash shall be the amount of that cash; and

         (b) the value of Company Securities shall be calculated by reference to (i) the net proceeds received on a sale of all or part of those Company Securities by that ESOP Bank (as certified in the ESOP Bank Certificate) and/or (ii) in relation to any of those Company Securities that are not sold by that ESOP Bank on or prior to the relevant Determination Date, the closing price on the Determination Date for New Ordinary Shares, Junior Notes, Senior Notes or US Notes (as applicable) (the "RELEVANT SECURITIES") on the relevant primary stock exchange for the Relevant Securities (or, if no price is quoted on that Determination Date, the last price quoted for the Relevant Securities on the relevant primary stock exchange) (the "LAST LISTING") as quoted in an appropriate recognised journal published in the relevant jurisdiction on the next Business Day following the relevant Determination Date (or the date of the Last Listing, as the case may be);

         "PLC GUARANTEES" has the meaning set out in Recital B;

         "PLC SCHEME" means the proposed scheme of arrangement under Section 425 of the Act of certain liabilities of PLC on the basis set out in the Restructuring Term Sheet;

         "POST-DETERMINATION INTEREST" means interest at the Interest Rate on the Escrow Cash Claim of an ESOP Bank less the value (if any) of its PLC Distribution (including, if necessary, the likely value of future PLC Distributions (as determined by that ESOP Bank acting reasonably in consultation with the other Interested Parties)) for the period from the Determination Date to the date on which that amount is paid to that ESOP Bank pursuant to clause 7.2.1;

         "PWC MODEL" has the meaning given in paragraph 2.4 of Schedule 1 (Determination of Escrow Cash Claim);

         "RECORD DATE" means the date falling 2 Business Days before the application relating to the Company Scheme is filed at the Court;

         "RECOVERY" has the meaning given in clause 6.1.3 (Claims against Participating Opcos);

         "RESTRUCTURING TERM SHEET" means the indicative non-binding heads of terms for the proposed Schemes dated 28 August 2002 (as amended or supplemented from time to time);

         "RESTRUCTURING UNDERTAKING AGREEMENT" means the agreement dated 13 September 2002 entered into between PLC, the Company and Barclays (as amended on or about the date of this Agreement );

         "SALOMON" means Salomon Brothers International Limited;

         "SCHEMES" means both the PLC Scheme and the Company Scheme;

         "SENIOR NOTES" means the senior secured bonds to be issued to certain creditors under the Schemes;

         "SOLD OPCOS" means the Opcos sold by a Marconi Group Company prior to 28 August 2002. For the purpose of information only and without limiting the generality of this definition or binding any of the Parties, Schedule 4.1 lists those Opcos which are listed in Schedule 5 and/or in respect of which signed Funding Letters have been located and which the Company has identified as "Sold Opcos" as at the date of this Agreement;

         "SUBSEQUENTLY SOLD OPCO ESCROW AGREEMENTS" means (i) the agreement (the "Israel Agreement") dated 21 October 2002 between the Company, PLC, HSBC (on its own behalf and as a member of the Co-ordination Committee), Barclays, BCT and Allen & Overy, (ii) the agreement (the "Singapore Agreement") dated 12 November 2002 between the Company, PLC, Metapath Software International Limited, HSBC (on its own behalf and on behalf and as a member of the Co-ordination Committee), Barclays, BCT and Allen & Overy and (iii) any other escrow agreements entered into pursuant to clause 9.1 (PLC and the Company Undertakings - Subsequently Sold Opcos);

         "SUBSEQUENTLY SOLD OPCO LIABILITIES" means, in relation to a Subsequently Sold Opco, an amount equal to all potential claims against that Subsequently Sold Opco relating to the costs of the participation of all employees of that Subsequently Sold Opco in the ESOP (including the claims of the ESOP Banks, BCT and the Company, irrespective of whether or not (i) such Subsequently Sold Opco has signed a Funding Letter and (ii) a Funding Letter in respect of that Subsequently Sold Opco can be located);

         "SUBSEQUENTLY SOLD OPCOS" means any Opcos sold by a Marconi Group Company (other than to another Marconi Group Company) on or after 28 August 2002 but prior to the earlier of (i) the Enforcement Date and
         (ii) the Trigger Date (including those Opcos listed in Schedule 4.3 under the heading "Subsequently Sold Opcos");

         "TRIGGER DATE" means the Effective Date provided:

         (a) the Restructuring Undertaking Agreement has not been validly terminated by Barclays at such time; and

         (b) the documents setting out and/or giving effect to the Company Scheme include or provide for an ESOP escrow proposal substantially in accordance with the ESOP Term Sheet;

         "TRUST DEED" means the trust deed dated 13 September 2002 entered into between the Security Trustee, the Company and Highrose in respect of the Banks' Security over Cash Deed and the Bondholders' Security over Cash Deed (as amended and restated on or about the date of this Agreement );

         "UBS" means UBS AG; and

         "US NOTES" means the secured limited recourse notes to be issued to certain creditors under the Schemes.

1.2      In this Agreement, a reference to:

         1.2.1 a "SUBSIDIARY" is to be construed in accordance with section 736 of the Act but the phrase "body corporate" in section 736(3) of the Act shall be construed in this Agreement as referring to any company, corporation or body corporate incorporated in any country;

         1.2.2 any "LIABILITY" under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

         1.2.3 a "SUCCESSOR" includes a successor in title of any Party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of any Party under this Agreement or to which, under such laws, any rights and obligations have been transferred;

         1.2.4 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

         1.2.5 a "PERSON" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality of two or more of the foregoing);

         1.2.6 a clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

         1.2.7 any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

         1.2.8    times of the day is to London time.

1.3 Words and expressions not defined in this Agreement shall, unless otherwise specified in this Agreement, have the meanings given in the Trust Deed.

1.4 Words importing the singular in this Agreement shall include the plural and vice versa.

1.5 Save where they incorporate definitions for application in this Agreement, the recitals and clause headings are for ease of reference only, do not affect its interpretation and are not intended to have binding effect and any factual or legal statements in the recitals are working assumptions that are not agreed by the Parties and do not constitute admissions for the purpose of any dispute.

1.6 Where any amount expressed in a currency other than pounds sterling is required to be translated into pounds sterling for any purpose in relation to this Agreement, it shall be translated into pounds sterling at the closing mid-point pound spot rate applicable to that amount of that non-sterling currency as shown in the Financial Times (London Edition) published on the date of the calculation or payment (as applicable) or, if the Financial Times (London Edition) is not published on that day, the closing middle point spot rate for the Business Day prior to the date of the calculation or payment (as applicable) quoted by Barclays for pounds sterling applicable to amounts of L100,000 or more.

2.       ESCROW AGENT

         The Interested Parties and the Security Trustee hereby appoint the Escrow Agent as escrow agent, and the Escrow Agent agrees to act as escrow agent, on the terms of this Agreement.

3.      CREATION OF THE ESCROW

3.1     ESCROW CASH ARRANGEMENTS

         On the Trigger Date, the Company will immediately pay to the Escrow Agent an amount of cash equal to L145,000,000 MINUS any amounts received by the Escrow Agent pursuant to the Subsequently Sold Opco Escrow Agreements MULTIPLIED by the Fraction.

3.2      CHARGED ESCROW CASH ARRANGEMENTS

         3.2.1 Pursuant to clause 5.3 (ESOP Banks - Release pursuant to clause 4.2) and clause 6 (Order of Application) of the Trust Deed, the Security Trustee shall, in the circumstances specified in those clauses of the Trust Deed:

                  (a) set aside from the Deposits an amount equal to the Escrow Cash Amount; and

                  (b) pay the Escrow Cash Amount to the Escrow Agent to be held on the terms and subject to the conditions of this Agreement.

         3.2.2    In circumstances where clause 3.2.1 applies:

                  (a) no payments will be made to the Escrow Agent in accordance with clause 3.1 (Escrow Cash Arrangements); and

                  (b) no ESOP Bank shall be restricted from pursuing its claims in respect of the ESOP Contracts relating to that ESOP Bank (whether directly or indirectly through BCT or otherwise and whether in connection with the Funding Letters, the PLC Guarantees or otherwise). No such claims shall have been affected by this Agreement, except as expressly stated in clause 6 (Charged Escrow Cash Entitlement).

3.3      RELEASE OF CLAIMS

         3.3.1 Following receipt of the Escrow Cash in full by the Escrow Agent in accordance with clause 3.1 (Escrow Cash Arrangements): PLC shall unconditionally and irrevocably release all of its claims against each Opco to the extent that they relate to (a) all or any of the ESOP Contracts and/or (b) the Funding Letters and shall waive all past, present or future rights it may have against such company in connection with the same; and

         3.3.2 each ESOP Bank shall unconditionally and irrevocably release all of its claims (whether directly or indirectly through BCT or otherwise) against each Opco (but, for the avoidance of doubt, not against PLC) under, pursuant to or arising in relation to (a) all ESOP Contracts to which it is a party and/or (b) the Funding Letters and shall waive all past, present or future rights it may have against such company in connection with the same provided that nothing in this clause
                  3.3.2 shall affect in any way any rights or claims of (i) Barclays under the Restructuring Undertaking Agreement, (ii) any other ESOP Bank under its ESOP Lock-Up, (iii) any ESOP Bank under or in connection with the Mobile Escrow Agreement or any Subsequently Sold Opco Escrow Agreement, (iv) any ESOP Bank to seek disclosure and production of documents or other evidence in relation to any proceedings contemplated by this Agreement or (v) (for the avoidance of doubt) any ESOP Bank as against the Company in respect of the obligations of the Company under this Agreement.

4.       TERMS OF ESCROW

4.1      DURATION

         4.1.1 Immediately upon receipt of any amounts constituting the Escrow Cash or the Charged Escrow Cash, the Escrow Agent shall deposit that amount of the Escrow Cash or the Charged Escrow Cash (as applicable) into the Escrow Account.

         4.1.2 No withdrawal or release (in whole or in part) of the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable) from the Escrow Account shall be permitted until receipt by the Escrow Agent of a Payment Instruction or a notice of a Final Judgment in accordance with clause 7.1 (Escrow Cash Balance - Payment Instruction or Final Judgment) or clause 7.4 (Charged Escrow Cash Balance - Payment Instruction or Final Judgment) (as applicable), provided that such a withdrawal or release shall be permitted for the purpose of investing any part of the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable) in Investments in accordance with clause 11.1 (Investment Instructions).

4.2      RIGHTS OF THE PARTIES

         The Escrow Agent shall hold the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable) on trust for any person entitled to receive the proceeds in accordance with clauses 7.2 (Escrow Cash Balance - Payment Terms) or 7.5 (Charged Escrow Cash Balance - Payment Terms) on the terms of, and for the purposes set out in, this Agreement and each Party acknowledges that it has no, and undertakes that it will not assert any, rights of any nature (including, without limitation, any rights of set off) to or in respect of the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable) other than as expressly set out in this Agreement.

4.3      INTEREST ON THE ESCROW CASH

         The Company is entitled to receive, and the Escrow Agent shall pay to the Company, any interest that is earned on the Escrow Cash in, or any income received from any Investments generated in respect of, the period from the Trigger Date up to and including 31 January 2004 on the first Business Day of each month during that period with the final payment being made on 31 January 2004, or if that day is not a Business Day, the next following Business Day (or on such other basis or times as shall be agreed in writing between the Company and the Escrow Agent). Following 31 January 2004, any interest earned on, or any income received from any Investments generated in respect of, the Escrow Cash shall be added to, and form part of, the Escrow Cash Balance.

4.4      PAYMENT MECHANISM

         All payments of monies by the Escrow Agent pursuant to this Agreement shall be made by electronic transfer of funds for same day value to an account nominated by the receiving party.

5.       ESCROW CASH ENTITLEMENT

5.1      ESCROW CASH ENTITLEMENT - AGREEMENT

         Each Interested Party shall negotiate in good faith with a view to reaching agreement as to the Escrow Cash Entitlement of each ESOP Bank, on the terms and on the basis of the principles and assumptions set out in Schedule 1 (Determination of Escrow Cash Claim), within 30 Business Days of the Trigger Date.

5.2      ESCROW CASH CLAIM - COURT DETERMINATION

         If the Interested Parties fail to reach agreement pursuant to clause
         5.1 (Escrow Cash Entitlement - Agreement) within 30 Business Days of the Trigger Date, any Interested Party shall be entitled to apply to the Court (with a copy to the other Interested Parties) for a Determination in relation to each ESOP Bank.

5.3      WAIVER OF RIGHTS

         The Parties hereby waive any right to argue that a Determination shall be made on any terms other than as set out in Schedule 1 (Determination of Escrow Cash Claim) or that an Interested Party has no standing to be a party or to be heard on any application to the Court pursuant to clause 5.2 (Escrow Cash Claim - Court Determination) or to the arbitrator pursuant to clause 14 (Arbitration).

6.       CHARGED ESCROW CASH ENTITLEMENT

6.1      CLAIMS AGAINST PARTICIPATING OPCOS

         6.1.1 Once the Escrow Agent has received the Charged Escrow Cash in accordance with clause 3.2.1, each ESOP Bank shall (unless it has notified each other Party in writing that it irrevocably waives any claim to any amount of the Charged Escrow Cash Balance, in which case its Charged Escrow Cash Entitlement shall be zero and it shall forthwith cease to be an Interested Party), subject to clause 6.2 (Terms of Claims), pursue with reasonable diligence, to the extent reasonably practicable, any direct or indirect claims it has against the Participating Opcos in respect of all ESOP Contracts to which it is a party for the purposes of recovering for itself any amount payable by the Participating Opcos in respect of the costs of participation of all employees of such Participating Opcos in the ESOP.

         6.1.2 In determining whether it is reasonably practicable for it to pursue a claim against a Participating Opco for the purposes of clause 6.1.1, the matters that an ESOP Bank shall be entitled to take into account include, without limitation, the likely costs of pursuing such claim, the number of employees of such Participating Opco that participated in the ESOP, the prospects of recovering any amount from such Participating Opco, the likely quantum of such recovery, the information and evidence that it has or that it is likely to be able to obtain and is entitled to use in relation to such claim and in relation to such Participating Opco and the extent to which BCT is likely to assist it in pursuing any indirect claim. For the avoidance of doubt the existence of the Charged Escrow Cash Balance shall not be a factor that an ESOP Bank is entitled to take into account for this purpose.

         6.1.3 In relation to claims pursued by an ESOP Bank in accordance with clause 6.1 or abandoned, compromised or settled in accordance with clause 6.2 (Terms of Claims) against a Participating Opco (the "RELEVANT OPCO"), the total amount actually received by an ESOP Bank from or in respect of its claims against the Relevant Opco MINUS the total amount of that ESOP Bank's reasonable and proper legal costs and disbursements (including the costs of obtaining expert accounting evidence and assistance (if reasonably required) incurred (but not recovered from any other party) in relation to those claims against the Relevant Opco, shall be that ESOP Bank's "RECOVERY".

         6.1.4 In this Agreement no admission is made by the Company or PLC that the participation of employees in the ESOP gives rise to a liability to an ESOP Bank or otherwise.

6.2      TERMS OF CLAIMS

         6.2.1 Each ESOP Bank shall, at the reasonable request of the Company, provide the Company with a report on the status of its claims against a Participating Opco, provided that:

                  (i) nothing in this clause shall require any ESOP Bank to disclose any privileged or confidential information (although, on receipt of a reasonable request from the Company, any ESOP Bank shall, to the extent practicable, take reasonable steps to obtain such consent or releases in relation to confidential information as may allow them to disclose it in such report);

                  (ii) the Company shall bear the reasonable costs of preparing such report (including, if applicable, the costs incurred in obtaining any consent or releases in relation to confidential information pursuant to sub-clause (i) above); and

                  (iii)    the Company shall keep such report confidential.

         6.2.2 Each ESOP Bank shall (unless such notification or assignment could reasonably be expected to be capable of prejudicing such ESOP Bank) notify the Company at least 5 Business Days prior to abandoning, compromising, settling or otherwise not pursuing any direct or indirect claims against a Participating Opco whereupon, if requested by, and at the cost of, the Company within 3 Business Days of receipt of such notification, that ESOP Bank shall, to the extent that such rights and claims are under applicable laws capable of assignment, and on receipt by that ESOP Bank of an indemnity as to reasonable costs and any other liabilities relating to or arising out of the claims on terms acceptable to that ESOP Bank (such indemnity to be given, or secured, by a bank or other financial institution acceptable to the ESOP Bank), assign to the Company all of its rights and claims against that Participating Opco in respect of all ESOP Contracts to which that ESOP Bank is a party in consideration of the Company paying to the ESOP Bank (a) an amount equal to the compromise, settlement or agreement reached between the ESOP Bank and that Participating Opco in respect of that claim or
                  (b) the sum of L1 if the claim is to be abandoned or otherwise not pursued, or, if not so requested by the Company within 3 Business Days of receipt of such notification, that ESOP Bank shall be entitled to abandon, compromise, settle or otherwise not pursue such claims on such terms as it reasonably considers appropriate.

         6.2.3 Nothing in this clause 6.2 shall allow the Company to bring, continue or otherwise conduct any proceedings in the name of any ESOP Bank nor, after any assignment to the Company, otherwise hold out or represent that such ESOP Bank remains party to, or is otherwise involved in, any proceedings relating to the claims.

6.3      ABANDONMENT, COMPROMISE, SETTLEMENT

         Any abandonment, compromise or settlement of, or failure to pursue, any direct or indirect claims against a Participating Opco by an ESOP Bank pursuant to clause 6.2 (Terms of Claims) shall not affect or prejudice in any way its Charged Escrow Cash Entitlement provided that ESOP Bank has complied with its obligations in all material respects under clauses 6.1 (Claims against Participating Opcos) and 6.2 (Terms of Claims).

6.4      CHARGED ESCROW CASH ENTITLEMENT - COURT DETERMINATION

         Once its claims against the Participating Opcos have been pursued in accordance with clause 6.1.1 (Claims against Participating Opcos) and/or abandoned, compromised, settled or otherwise not pursued in accordance with clause 6.2 (Terms of Claims), each ESOP Bank (other than an ESOP Bank that has notified a waiver of its claims in accordance with clause 6.1.1 (Claims against Participating Opcos)), shall promptly notify in writing the other Interested Parties of the amount of its Recovery (if any). After such notice has been given by each ESOP Bank (other than an ESOP Bank that has notified a waiver of its claims in accordance with clause 6.1.1 (Claims against Participating Opcos)), each Interested Party shall negotiate in good faith with a view to reaching agreement as to, and any Interested Party shall be entitled to apply to the Court (with a copy to the other Interested Parties) for the Court to determine, the amount (if any) (the "CHARGED ESCROW CASH ENTITLEMENT") to which each ESOP Bank is entitled (or would be entitled but for its Recovery or any abandonment, compromise or settlement of, or failure to pursue, any claim in accordance with clause 6.2 (Terms of Claims)) to recover directly and/or indirectly through BCT, PLC or otherwise against, or in respect of monies payable by, the Participating Opcos:

         6.4.1 in the actual circumstances existing at the date on which the Security Trustee is obliged under the Trust Deed to pay the Charged Escrow Cash to the Escrow Agent;

         6.4.2 insofar as relevant, after taking into account all relevant competing claims against BCT; and

         6.4.3 assuming that the Participating Opcos are able to discharge their liabilities in full.

6.5      WAIVER OF RIGHTS

         The Parties hereby waive any right to argue that an Interested Party has no standing to be a party or to be heard on any application to the Court pursuant to clause 6.4 (Charged Escrow Cash Entitlement - Court Determination) or to the arbitrator pursuant to clause 14 (Arbitration).

7.       RELEASE FROM ESCROW

7.1      ESCROW CASH BALANCE - PAYMENT INSTRUCTION OR FINAL JUDGMENT

         7.1.1 Upon agreement in writing between the Interested Parties as to the Escrow Cash Entitlement of each ESOP Bank, the Interested Parties shall forthwith execute a Payment Instruction and any Interested Party may forthwith deliver the same (together with the ESOP Bank Certificate(s)) to the Escrow Agent (with a copy at the same time to each other Interested Party) whereupon the Escrow Agent shall release and pay the Escrow Cash Entitlement of each ESOP Bank in accordance with Clause
                  7.2 (Escrow Cash Balance - Payment Terms).

         7.1.2 Upon the occurrence of a Final Judgment following an application to the Court under clause 5.2 (Escrow Cash Claim - Court Determination), any Interested Party may notify the Escrow Agent in writing (with a copy at the same time to each other Interested Party) that such Final Judgment has been made and of the terms thereof and shall attach to the notice a certified copy of the Final Judgment (where available) (together with the ESOP Bank Certificate(s) where the Court or an arbitrator finds in favour of all or part of the claims of an ESOP Bank), whereupon the Escrow Agent shall release and pay the Escrow Cash Entitlement of each ESOP Bank in accordance with Clause 7.2 (Escrow Cash Balance - Payment Terms).

         7.1.3 Each ESOP Bank undertakes that promptly upon agreement or determination pursuant to clauses 5.1 (Escrow Cash Entitlement
                  - Agreement) or 5.2 (Escrow Cash Claim - Court Determination) respectively, it shall complete and deliver an ESOP Bank Certificate to each of the Interested Parties and the Escrow Agent.

7.2      ESCROW CASH BALANCE - PAYMENT TERMS

         Following receipt of a Payment Instruction and an ESOP Bank Certificate pursuant to clause 7.1.1 or a notice of a Final Judgment pursuant to clause 7.1.2 and, if applicable, an ESOP Bank Certificate (either date being the "RECEIPT DATE"), the Escrow Agent shall immediately notify each Interested Party in writing that it has received such Payment Instruction or notice and an ESOP Bank Certificate (as applicable), and shall, and is hereby irrevocably authorised by the Interested Parties to, release from the Escrow Account ten clear Business Days after the Receipt Date and pay from the Escrow Cash Balance the amounts, and in the order of priority, specified below:

         7.2.1 firstly, to the bank account specified in each ESOP Bank Certificate, an amount equal to the Escrow Cash Entitlement specified in the relevant ESOP Bank Certificate (subject to any adjustments required to be made pursuant to clause 7.3 (Aggregate Recoveries by each ESOP Bank)) together with Post-Determination Interest; and

         7.2.2 secondly, to the Junior/Senior Mandatory Redemption Escrow Account (as such term is defined in the Junior Notes) the Escrow Cash Balance following payment (in full) to each ESOP Bank of the amounts specified in clause 7.2.1.

7.3      AGGREGATE RECOVERIES BY EACH ESOP BANK

         For the avoidance of doubt, the Parties agree that in no circumstances shall the aggregate benefit received by an ESOP Bank (excluding any costs awarded to such ESOP Bank by the Court or arbitrator) in respect of (i) its Escrow Cash Entitlement and (ii) any monies received under the Mobile Escrow Agreement exceed the ESOP Swap Liabilities of that ESOP Bank.

7.4      CHARGED ESCROW CASH BALANCE - PAYMENT INSTRUCTION OR FINAL JUDGMENT

         7.4.1 Upon agreement in writing between the Interested Parties as to the Charged Escrow Cash Entitlement of each ESOP Bank, the Interested Parties shall forthwith execute a Payment Instruction and any Interested Party may forthwith deliver the same (together with the ESOP Bank Certificate(s)) to the Escrow Agent (with a copy at the same time to each other Interested Party and the Security Trustee) whereupon the Escrow Agent shall release and pay the Charged Escrow Cash Entitlement of each ESOP Bank in accordance with clause 7.5 (Charged Escrow Cash Balance - Payment Terms).

         7.4.2 Upon the occurrence of a Final Judgment following an application to Court under clause 6.4 (Charged Escrow Cash Entitlement - Court Determination), any Interested Party may notify the Escrow Agent in writing (with a copy at the same time to each other Interested Party and the Security Trustee) that such Final Judgment has been made and of the terms thereof and shall attach to the notice a certified copy of the Final Judgment (where available) (together with the ESOP Bank Certificate(s) where the Court or an arbitrator finds in favour of all or part of the claims of an ESOP Bank), whereupon the Escrow Agent shall release and pay the Charged Escrow Cash Entitlement of each ESOP Bank in accordance with Clause 7.5 (Charged Escrow Cash Balance - Payment Terms).

         7.4.3 Each ESOP Bank undertakes that promptly upon agreement or determination pursuant to clause 6.4 (Charged Escrow Cash Entitlement - Court Determination), it shall complete and deliver an ESOP Bank Certificate to each of the Interested Parties and the Escrow Agent.

7.5      CHARGED ESCROW CASH BALANCE - PAYMENT TERMS

         Following receipt of a Payment Instruction and an ESOP Bank Certificate pursuant to clause 7.4.1 or a notice of a Final Judgment pursuant to clause 7.4.2 and, if applicable, an ESOP Bank Certificate (either date being the "CHARGED RECEIPT DATE"), the Escrow Agent shall immediately notify each Interested Party and the Security Trustee in writing that it has received such Payment Instruction or notice and an ESOP Bank Certificate (as applicable), and shall and is hereby irrevocably authorised by the Interested Parties to, release from the Escrow Account ten clear Business Days after the Charged Receipt Date and pay from the Charged Escrow Cash Balance the amounts, and in the order of priority, specified below:

         7.5.1

         (a) firstly, to the bank account specified in each ESOP Bank Certificate an amount equal to the Charged Escrow Cash Entitlement specified in the relevant ESOP Bank Certificate (subject to any adjustments required to be made pursuant to clause 7.6 (Aggregate Charged Escrow Cash Recoveries by each ESOP Bank) together with any interest accruing on that amount (at the applicable rate on the Escrow Account), or income received from any Investments generated in respect of the period, from the Determination Date to the date on which payment in full is made pursuant to this clause 7.5.1(a); and

         (b)      secondly:

                  (i) if the Charged Escrow Cash was deposited in the Escrow Account following an enforcement of the security constituted by the Security Documents, to the Security Trustee by transfer to a Lockbox Account (as defined in the Security Deeds), the Charged Escrow Cash Balance following payment (in full) to each ESOP Bank of the amounts specified in clause 7.5.1(a); or

                  (ii)     if the Security has been released pursuant to clause
                           4.3 of the Trust Deed, to the Company, the Charged Escrow Cash Balance following payment in full to each ESOP Bank of the amounts specified in clause 7.5.1(a).

         7.5.2 Pending payment of the Charged Escrow Cash Balance to the Lockbox Account in accordance with clause 7.5.1(b)(i), the Charged Escrow Cash Balance shall be held on trust by the Escrow Agent for the Security Trustee, and upon deposit into the Lockbox Account, the Charged Escrow Cash Balance shall be subject to the security constituted by the Security Deeds and shall be held by the Security Trustee on the terms and subject to the conditions of the Trust Deed.

7.6      AGGREGATE CHARGED ESCROW CASH RECOVERIES BY EACH ESOP BANK

         For the avoidance of doubt, the Parties agree that in no circumstances shall the aggregate benefit received by an ESOP Bank (excluding any costs awarded to such ESOP Bank by the Court or arbitrator) in respect of (i) its Charged Escrow Cash Entitlement and (ii) any monies received under the Mobile Escrow Agreement, exceed the ESOP Swap Liabilities of that ESOP Bank.

8.       THE MOBILE ESCROW AGREEMENT

8.1      PLC AND THE COMPANY UNDERTAKINGS - MOBILE OPCOS

         PLC and the Company each undertake:

         8.1.1 to ensure that the Mobile Escrow Agreement will continue to apply separately from the arrangements described in this Agreement;

         8.1.2 to direct the escrow agent appointed under the Mobile Escrow Agreement (the "MOBILE ESCROW AGENT") to pay and distribute any monies released and/or to be released in accordance with the Mobile Escrow Agreement from the escrow established thereunder (the "MOBILE ESCROW") (other than monies released from the Mobile Escrow to an ESOP Bank or to a Non-Participating ESOP Bank) multiplied by the Fraction to the Escrow Agent;

         8.1.3 that any money they receive from the Mobile Escrow Agent will be held by them on trust for the express purpose of paying such amounts to the Escrow Agent; and

         8.1.4    to forthwith pay any money held on trust pursuant to clause
                  8.1.3 to the Escrow Agent for distribution by the Escrow Agent in accordance with this Agreement.

8.2      DISTRIBUTION OF MOBILE ESCROW MONIES

         8.2.1    Any money received by the Escrow Agent pursuant to clauses
                  8.1.2 or 8.1.4 (PLC and the Company Undertakings - Mobile Opcos) will form part of the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable).

         8.2.2 If, prior to the receipt of any money by the Escrow Agent pursuant to clauses 8.1.2 or 8.1.4 (PLC and the Company Undertakings - Mobile Opcos), the Escrow Cash Balance or the Charged Escrow Balance (as applicable) is released and paid in full in accordance with clauses 7.2 or 7.5 (as applicable), then on receipt of any such money the Escrow Agent shall, and is hereby irrevocably authorised by the Parties to, release from the Escrow Account ten clear Business Days after it has notified each Interested Party and, in respect of the Charged Escrow Cash Balance only, the Security Trustee in writing of its intention to do so and pay from the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable) the amounts (including any unpaid amount of an ESOP Bank's Escrow Cash Entitlement or Charged Escrow Cash Entitlement), and in the order of priority, specified in clauses 7.2. (Escrow Cash Balance - Payment Terms) or 7.5 (Charged Escrow Cash Balance - Payment Terms) (as applicable).

8.3      MOBILE OPCOS

         The Determination (pursuant to the terms and on the basis of the assumptions set out in Schedule 1) or the determination to be made pursuant to clause 6.4 (Charged Escrow Cash Entitlement - Court Determination) will not apply to, or be made in respect of, the Mobile Opcos.

8.4      NO AMENDMENT

         Nothing contained in this Agreement shall affect, vary or amend the terms of the Mobile Escrow Agreement and that agreement shall continue to apply in accordance with its terms.

9.       THE SUBSEQUENTLY SOLD OPCOS ESCROW AGREEMENTS

9.1      PLC AND THE COMPANY UNDERTAKINGS - SUBSEQUENTLY SOLD OPCOS

         9.1.1 Upon a Marconi Group Company selling a Subsequently Sold Opco, PLC and the Company shall direct and procure that the selling Marconi Group Company pay that amount of the sale proceeds that is equal to the Subsequently Sold Opco Liabilities of that Subsequently Sold Opco into the escrow account detailed in a Subsequently Sold Opco Escrow Agreement on substantially similar terms as the Israel Agreement (where a Funding Letter is located in relation to that Subsequently Sold Opco) or the Singapore Agreement (where no Funding Letter is located in relation to that Subsequently Sold Opco) which shall be entered into prior to the sale of the Subsequently Sold Opco by PLC, the Company, the Marconi Group Company that is selling the Subsequently Sold Opco, the Agent, each ESOP Bank and an escrow agent.

         9.1.2 PLC and the Company shall, where practicable, give BCT, the Agent and each ESOP Bank at least 14 Business Days notice in writing prior to the sale by a Marconi Group Company of a Subsequently Sold Opco of the intention to sell such company.

9.2      TERMS OF SUBSEQUENTLY SOLD OPCO ESCROW AGREEMENTS

         The Parties that are obliged pursuant to clause 9.1.1 to enter into Subsequently Sold Opco Escrow Agreements shall ensure that each Subsequently Sold Opco Escrow Agreement provides that on the Trigger Date (if it occurs on or before the date specified in clause 4.2(a) of the Restructuring Undertaking Agreement):

         9.2.1 the monies held on escrow pursuant to each Subsequently Sold Opco Escrow Agreement will, unless they have previously been released in accordance with that Subsequently Sold Opco Escrow Agreement, be released and paid to the Escrow Agent; and

         9.2.2 each Subsequently Sold Opco Escrow Agreement will terminate immediately following the payment stated in clause 9.2.1 having been made.

10.      NON-PARTICIPATING ESOP BANKS

         A Non-Participating ESOP Bank may become an ESOP Bank, if (i) each Interested Party consents in writing to that Non-Participating ESOP Bank becoming an ESOP Bank (and, for the avoidance of doubt, such consent may be given or refused at the sole and absolute discretion of each Interested Party) and (ii) that Non-Participating ESOP Bank executes an ESOP Lock-Up and a deed of adherence (in substantially the form set out at Schedule 6) agreeing to be bound by the terms of this Agreement as if that Non-Participating ESOP Bank was an original party to this Agreement, following which such Non-Participating ESOP Bank shall be treated as an ESOP Bank in all respects under this Agreement.

11.      DUTIES AND LIABILITY OF ESCROW AGENT

11.1     INVESTMENT INSTRUCTIONS

         The Interested Parties may jointly instruct the Escrow Agent on the investment of the Escrow Cash Balance or Charged Escrow Cash Balance (as applicable) and the Escrow Agent shall be entitled to act on such instructions. The Interested Parties may only instruct the Escrow Agent to invest the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable) in Investments and the Escrow Agent shall only invest the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable) in Investments. The Escrow Agent shall have the right to liquidate any Investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any Investment made pursuant to the joint instructions of the Interested Parties or as a result of any liquidation of any Investment prior to its maturity or for the failure of the Interested Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable).

11.2     DUTIES OF THE ESCROW AGENT

         The Escrow Agent undertakes to perform only such duties as are expressly set out in this Agreement and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents (and shall be liable only for the careful selection of any such agent) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the Interested Parties hereto in accordance with the terms of this Agreement or by an Order of the Court. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

11.3     RESIGNATION OF THE ESCROW AGENT

         11.3.1 The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 45 Business Days prior notice in writing of such resignation to the Interested Parties hereto specifying a date when such resignation is intended to take effect, in which case the Interested Parties may by agreement between themselves forthwith appoint a successor Escrow Agent, which Escrow Agent shall be entitled to request and receive reasonable remuneration for accepting such appointment.

         11.3.2 If within 45 Business Days days after notice of resignation, the Interested Parties have not appointed a successor Escrow Agent which accepts the appointment, the retiring Escrow Agent may appoint a successor Escrow Agent which Escrow Agent shall be entitled to request and receive reasonable remuneration for accepting such appointment.

         11.3.3 The resignation of the retiring Escrow Agent and the appointment of any successor Escrow Agent will both become effective only upon the successor Escrow Agent notifying all the Parties that it accepts the appointment (the "ESCROW AGENT EFFECTIVE DATE"). On giving the notification, the successor Escrow Agent will succeed to the position of the retiring Escrow Agent and the term "ESCROW AGENT" will mean the successor Escrow Agent.

         11.3.4 On the Escrow Agent Effective Date, the retiring Escrow Agent shall transfer to the successor Escrow Agent the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable) and any Investments relating to the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable).

         11.3.5 The retiring Escrow Agent shall make available to the successor Escrow Agent such documents and records and provide such assistance as the successor Escrow Agent may reasonably request for the purposes of performing its functions as the Escrow Agent under this Agreement.

         11.3.6 The Escrow Agent shall have the right to withdraw from the Escrow Account an amount equal to any amount due and owing to the Escrow Agent at the time of its retirement as Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with its retirement as Escrow Agent and apply such amount in payment of the amounts due and owing provided that, the Escrow Agent shall forward to the Interested Parties a copy of the relevant receipt or invoice evidencing such fees and expenses or documentation evidencing the loss or liability amount 5 Business Days prior to such withdrawal.

11.4     COMPANY INDEMNITY

         11.4.1 Subject to clause 11.5 below, the Company shall indemnify and hold harmless the Escrow Agent and its officers, staff and agents from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Agreement, or (ii) its following any joint instructions or other joint directions from the Interested Parties in accordance with the terms hereof save as caused by gross negligence or wilful misconduct by the Escrow Agent (the "INDEMNIFIED AMOUNT").

         11.4.2 In the event that the Company is unable to pay the Indemnified Amount in whole or in part, and to the extent that the Escrow Account has a credit balance, the Escrow Agent shall withdraw an amount equal to the balance of the Indemnified Amount that the Escrow Agent is unable to recover from the Company from the Escrow Account and apply the amount withdrawn in payment of the Indemnified Amount provided that the Escrow Agent shall forward to the Interested Parties a copy of the relevant receipt or invoice or liability amount of at least five Business Days prior to such withdrawal.

         11.4.3 The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

11.5     TAXATION

         The Escrow Agent shall report and, as required, withhold any taxes which it determines may be required by any law or regulation in effect from time to time.

12.      REIMBURSEMENT OF ESCROW AGENT

12.1 The Company shall pay to and indemnify the Escrow Agent in respect of any and all reasonable out-of-pocket expenses and shall pay the fees of the Escrow Agent in respect of any time spent by its officers or staff or agents in connection with the performance of its duties under this Agreement within 14 days of receipt of an invoice.

12.2 The Company will pay to the Escrow Agent its fees on the basis of the fee letter entered into between the Company and the Escrow Agent on or about the date of this Agreement.

13.      ACKNOWLEDGEMENT OF EVENT OF DEFAULT AND UNDERTAKINGS

13.1     PLC AND THE COMPANY ACKNOWLEDGEMENT

         With effect from the Effective Date but without affecting any rights an ESOP Bank may have prior to the Effective Date and without prejudice to any defence PLC or the Company may have prior to the Effective Date, PLC and the Company acknowledge, solely for the purposes of admission of each ESOP Bank's claims to the PLC Scheme, that:

         13.1.1 a default, a Termination Event and/or an Event of Default has occurred under the ESOP Swap Transactions and that a valid claim has been made under the PLC Guarantees for the full amount of BCT's liabilities to each ESOP Bank pursuant to the ESOP Swap Transactions and the PLC Guarantees as at the Effective Date; and

         13.1.2   they waive any right to argue otherwise.

13.2 For the purposes of clause 13.1 (PLC and the Company Acknowledgement), "DEFAULT", "TERMINATION EVENT" and "EVENT OF DEFAULT" shall have the meanings as stated in the relevant ESOP Contracts and/or the PLC Guarantees (as appropriate).

13.3     Documents

         13.3.1 The Company and PLC each undertake to disclose to each ESOP Bank (on the basis set out in the letter agreement dated 4 October 2002 between PLC, the Company, JP Morgan Chase Bank, HSBC, Barclays and Bingham McCutchen LLP (the "PROTOCOL AGREEMENT")) on a without prejudice basis all documents in their possession or control (as opposed to the possession or control of the Opcos), that they identify from an appropriate and reasonable search, that are relevant to or evidence (i) the legal relationship between all parties in connection with the ESOP or (ii) the intention of any parties in relation to the funding of the ESOP.

         13.3.2 The Company and PLC each agree that each ESOP Bank may treat as open and not confidential (notwithstanding the terms of the Protocol Agreement) and, if so requested by any ESOP Bank, undertake to provide on an open basis to each ESOP Bank, all documents disclosed by them to each ESOP Bank on a without prejudice basis (whether in accordance with clause 13.3.1 or otherwise):

                           (a)      30 days after the Trigger Date; or

                           (b) immediately once the Escrow Agent has received the Charged Escrow Cash in accordance with clause 3.2.1.

         13.3.3 The Company and PLC each undertake to use their reasonable endeavours to procure that the Opcos provide to each ESOP Bank, 30 days after the Trigger Date, on an open basis all documents that have by then been disclosed by the Opcos directly or indirectly to each ESOP Bank on a without prejudice basis.

         13.3.4 The Company and PLC each undertake, following disclosure on an open basis in accordance with clause 13.3.2(a) of the documents already disclosed on a without prejudice basis, to disclose on an open basis to each ESOP Bank any documents not already disclosed in their possession or control (as opposed to the possession or control of the Opcos), that they identify from an appropriate and reasonable search, that are relevant to or evidence (i) the legal relationship between all parties in connection with the ESOP or (ii) the intention of any parties in relation to the funding of the ESOP.

         13.3.5 After service of a notice in writing by an Interested Party on the other Interested Parties stating that the Interested Party serving the notice believes that negotiations as to the Escrow Cash Entitlement of each ESOP Bank have irretrievably broken down (which notice may only be served subject to clause 5.1), the costs incurred by the Company in complying with the obligations set out in clause 13.3.4 shall form part of the costs incurred by the Company in relation to the Determination for the purpose of clause 15 (Costs).

         13.3.6 Nothing in this clause 13.3 shall require the Company or PLC to disclose any documents in respect of which they are entitled to assert legal professional privilege.

14.      ARBITRATION

14.1     NO COURT DETERMINATION

         In the event the Court has decided that (i) it is unable or unwilling (for any reason) to make any determination or (ii) it does not have jurisdiction to determine all or part of an application, in each case, in relation to any matter or matters referred to it for determination in accordance with clauses 5.2 (Escrow Cash Claim - Court Determination) or 6.4 (Charged Escrow Cash Entitlement - Court Determination), any Interested Party is entitled to refer that matter or those matters to be finally resolved by arbitration in accordance with clauses 14.2 (LCIA Rules) and 14.3 (Other Matters Relating To Arbitration).

14.2     LCIA RULES

         The matter or matters to be determined pursuant to clause 14.1 (No Court Determination) shall be resolved by arbitration under the London Court of International Arbitration ("LCIA") Rules, which Rules are deemed to be incorporated by reference into this clause 14.2, save that Articles 22.2 and 30.1 (but, in relation to Article 30.1, only insofar as disclosure in relation to the arbitration is required for a purpose contemplated by this Agreement) of the LCIA Rules shall not be so incorporated and shall not apply to any arbitral proceedings pursuant to clause 14 (Arbitration).

14.3     OTHER MATTERS RELATING TO ARBITRATION

         For the purpose of the arbitration:

         14.3.1 the number of arbitrators shall be one. In the event the Interested Parties cannot agree on the sole arbitrator within 30 days of an Interested Party calling upon the others to do so, he shall be appointed by the Court of the LCIA;

         14.3.2 the arbitrator shall be and remain independent and impartial of each Interested Party;

         14.3.3 the language to be used in the arbitral proceedings shall be English;

         14.3.4   the seat, or legal place, of arbitration shall be London;

         14.3.5   the governing law of the arbitration shall be English law;

         14.3.6 the "parties" to the arbitral proceedings for the purpose of the LCIA Rules shall be the Interested Parties.

15.      COSTS

         Liability for the costs incurred by each Interested Party in relation to the Determination or the determination pursuant to clause 6.4 (Charged Escrow Cash Entitlement - Court Determination), shall be determined by the Court or arbitrator (as applicable). For the avoidance of doubt, such costs (including the costs of any arbitration as determined by the LCIA Court or the arbitrator) shall not be paid out of the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable).

16.      TERMINATION

16.1 Provided that each Interested Party that is a party to the Mobile Escrow Agreement has confirmed to the Escrow Agent in writing that no further monies will or may subsequently be received by the Escrow Agent pursuant to clauses 8.1.2 or 8.1.4 (PLC and the Company Undertakings - Mobile Opcos), this Agreement shall terminate upon the release and payment in full of the Escrow Cash Balance or the Charged Escrow Cash Balance (as applicable) by the Escrow Agent in accordance with this Agreement.

16.2 The termination of this Agreement shall be without prejudice to any accrued rights or causes of action of any Party and in the event that this Agreement terminates clauses 11.2, 11.4, 13.1 and 13.2 shall remain in full force and effect.

17.      NOTICES

17.1     COMMUNICATION IN WRITING AND DELIVERY

         All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

         17.1.1   if by letter, when delivered personally or on actual receipt;
                  and

         17.1.2   if by facsimile, when transmitted.

         However, a notice given in accordance with the above but received on any day other than a Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

17.2     ADDRESSES

         The address and facsimile number of each Party (other than the Escrow Agent, the Company and PLC) for all notices under or in connection with this Agreement are:

         17.2.1 those notified by that Party for this purpose to the Escrow Agent on or before it becomes a Party; or

         17.2.2 any other address or facsimile number notified by that Party for this purpose to the Escrow Agent by not less than five Business Days' notice.

17.3     The address and facsimile numbers of the Escrow Agent are:

         HSBC Bank plc
         Level 17
         8 Canada Square
         London E14 5HQ

         Contact:           Chris Merrett/Khalid Raja

         Facsimile:         020 7991 4351

         or such other address or facsimile number as the Escrow Agent may notify to the other Parties by not less than five Business Days' notice.

17.4     The address and facsimile numbers of the Company and PLC are:

         New Century Park
         Box 53
         Coventry
         Warwickshire
         CV3 1HJ

         Contact:           Charlie Shepherd

         Facsimile:         020 7409 7748

         or such other address or facsimile number as the Company or PLC as the case may be may notify to the other Parties by not less than five Business Days' notice.

17.5     NOTIFICATION OF ADDRESS AND FAX NUMBER

         The Escrow Agent shall, promptly upon request from any Party, give to that Party the address or facsimile number of any other Party applicable at the time for the purposes of this clause.

18.      ANNOUNCEMENTS

18.1     NO ANNOUNCEMENTS

         Subject to clause 18.2 (Permitted Announcements), no Party may, during the term of this Agreement, make or send a public announcement, communication or circular concerning the terms of, or the transactions referred to in, this Agreement unless it has first obtained each other Parties' written consent (not to be unreasonably withheld or delayed).

18.2     PERMITTED ANNOUNCEMENTS

         Clause 18.1 (No Announcements) does not apply to a public announcement, communication or circular if it is required by law, a regulation of a stock exchange or the Panel on Takeovers and Mergers.

19.      FURTHER ASSURANCE

         Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing which is of a mechanical or administrative nature and which is reasonably within its power to implement this Agreement.

20.      REMEDIES AND PARTIAL INVALIDITY

20.1     REMEDIES AND WAIVERS

         No failure to exercise, or any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

20.2     CUMULATIVE RIGHTS

         The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20.3     PARTIAL INVALIDITY

         If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of the provision under the law of any other jurisdiction will in any way be affected or impaired.

21.      RIGHTS OF THIRD PARTIES

         A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement save that the Opcos have the benefit of the release in clause 3.3.2 (Release of Claims).

22.      ASSIGNMENT

         No Party shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part.

23.      AMENDMENT

         This Agreement may be amended or modified from time to time but only by written agreement signed by:

23.1     each Party if such agreement is entered into before the Trigger Date;
         or

23.2 the Company (acting with the approval of the trustee to be appointed under the terms of the Junior Notes) and the ESOP Banks if such agreement is entered into on or after the Trigger Date.

24.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be one and the same instrument.

25.      GOVERNING LAW AND JURISDICTION

25.1     GOVERNING LAW

         This Agreement is governed by, and shall be construed in accordance with, English law.

25.2     JURISDICTION OF THE ENGLISH COURTS

         Without prejudice to clause 14 (Arbitration), the courts of England have exclusive jurisdiction to settle any dispute between any of the Parties arising out of, or in connection with, this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a "DISPUTE").

25.3     ACKNOWLEDGEMENT OF ENGLISH COURTS

         Without prejudice to clause 14 (Arbitration), the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, no Party will argue to the contrary.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                   SCHEDULE 1

                       DETERMINATION OF ESCROW CASH CLAIM

1.       THE ESCROW CASH CLAIM

1.1 The "ESCROW CASH CLAIM" of an ESOP Bank shall be that amount which is equal to the amount which that ESOP Bank would have received in respect of the ESOP Swap Liabilities relating to that ESOP Bank (whether directly or indirectly through BCT or otherwise and whether in connection with the Funding Letters, the PLC Guarantees or otherwise) as determined by the Court following a hypothetical insolvency of PLC and the Company (the "HYPOTHETICAL INSOLVENCY") as if such procedure had commenced on 28 August 2002 based on the insolvency procedure which would most likely have been adopted (whether it be an administration, liquidation or otherwise) and applying, amongst others, the assumptions and principles set out in paragraphs 2 to 5 (inclusive) (the "DETERMINATION").

1.2 For the avoidance of doubt, the Escrow Cash Claim shall include, without limitation, that amount which that ESOP Bank would have received in connection with a claim under the PLC Guarantees in the Hypothetical Insolvency of PLC.

1.3 In making the Determination (unless specifically stated in paragraphs 2 to 5 (inclusive)), no factual or legal matters will be assumed and all matters will be open to be determined by reference to what would have happened in the Hypothetical Insolvency and clause 1.5 (Interpretation) will apply in this regard.

2.       MODELLING THE HYPOTHETICAL INSOLVENCY

         The following principles and/or assumptions will apply for the purposes of making the Determination:

2.1 without assuming that the ESOP Swap Transactions exist or create valid, binding and enforceable obligations, the ESOP Swap Transactions have, to the extent possible thereunder, been terminated and the ESOP Swap Liabilities that exist as at the date of the Determination existed as at 28 August 2002;

2.2 to the extent possible under the PLC Guarantees and to the extent that they are held to constitute enforceable obligations, proper demands have been made under the PLC Guarantees;

2.3 the Court may need to construct or determine a model of the likely outcome of the Hypothetical Insolvency (the "MODEL");

2.4 an appropriate starting point for constructing or determining the Model is the model constructed by PricewaterhouseCoopers entitled "2002.09.23 Insolvency Analysis Model" (the "PwC MODEL");

2.5      any or all of the assumptions and calculations contained in the PwC
         Model:

         (a)      may no longer be relevant or continue to apply;

         (b) may be varied to produce a different result (whether favourable or otherwise); or

         (c)      may be replaced by alternative assumptions or calculations;

2.6 without prejudice to paragraph 3 of this Schedule 1 (Sold Opcos), the Court will need to make certain estimates or assumptions concerning the realisation values of assets of the Opcos (including, in so far as the Court determines relevant, any Sold Opcos or Subsequently Sold Opcos or Opcos that are dormant or have been dissolved or wound up, in each case whether or not such Opcos have signed a Funding Letter and whether or not a signed Funding Letter is located, but excluding the Mobile Opcos) and the amount of intra-group and other assets and liabilities of the Marconi Group Companies in the Hypothetical Insolvency;

2.7      any determination made in accordance with paragraph 2.6 of this
         Schedule 1 shall be made by reference to values as at, and on the basis of the facts in existence (whether or not known to be in existence) at 28 August 2002;

2.8 the realisation value of the assets of an Opco may or may not exceed the liabilities of that Opco including any liabilities pursuant to a Funding Letter and thus it will be possible for the Court to determine that a claim that it determines to be valid under a Funding Letter would, or alternatively, would not have been discharged in full, in part or at all;

2.9 to the extent it deems relevant, the Court has the discretion to determine how, in the Hypothetical Insolvency, the Hypothetical Insolvency Practitioner of PLC would have exercised, or would have been required to exercise, his discretion in relation to the Funding Letters including whether the Hypothetical Insolvency Practitioner of PLC may have been entitled to accept any inducement that a Hypothetical Insolvency Practitioner of the Company may have decided to offer a Hypothetical Insolvency Practitioner of PLC to exercise that discretion in a particular manner or to release liabilities under the Funding Letters; and

2.10 expert evidence will be available to the Court (whether commissioned by the Court for its own purposes or volunteered by the Interested Parties (or any of them)) to assist the Court in determining all matters and in particular:

         (a)      the construction of the Model;

         (b)      the matters referred to in paragraph 2.6 of this Schedule 1;
                  and

         (c) the approach the Hypothetical Insolvency Practitioner of each of the Company and PLC would take in the Hypothetical Insolvency.

3.       SOLD OPCOS

         The following principles and/or assumptions relating to the Sold Opcos will apply for the purposes of making the Determination:

3.1 it will be absolutely assumed that, except where publicly known formal insolvency proceedings had been initiated in respect of a Sold Opco at 28 August 2002, the Sold Opcos were solvent and able to satisfy all their liabilities (including all their liabilities, if any, under the Funding Letters) in full and, therefore, will satisfy all of the entitlement of each ESOP Bank (whether as a direct claim or as an indirect claim, through BCT or otherwise). If formal insolvency proceedings in respect of a Sold Opco had been initiated at 28 August 2002 which were publicly known at that date, then such assumption will not be made in relation to that Opco and the Determination will take into account the extent to which the Sold Opco concerned could have discharged its obligations (if any) under the Funding Letter;

3.2 it will be rebuttably assumed that each Sold Opco has signed a Funding Letter but no assumption will be made as to the interpretation of the Funding Letter or as to whether or not it constituted an enforceable obligation;

3.3 it will be rebuttably assumed that any Funding Letter signed by a Sold Opco has not been released, remains in full force and effect and has not been amended or varied; and

3.4 the value of any indemnity claim or warranty which a Sold Opco or the relevant purchaser of that Sold Opco has against PLC, the Company or any other Marconi Group Company shall not be deducted from, or be relevant to a determination of, the amount which the ESOP Banks would have recovered in accordance with this Schedule 1 in relation to that Sold Opco and any other right of set-off exercisable by a Sold Opco or the relevant purchaser of that Sold Opco shall be disregarded.

4.       COMPETING CLAIMS

         The Determination will be made after taking account of all competing claims against BCT, including without limitation any claims or entitlements of the Company to be reimbursed in respect of monies lent by the Company to BCT in connection with the ESOP, subject to any subordination (by whatever means) of such claims to the claims of the ESOP Banks.

5.       NO RELEASE

         For the purpose of the Determination, the releases referred to in clause 3.3 (Release of Claims) and, for the avoidance of doubt, a release referred to in any Subsequently Sold Opco Escrow Agreement, shall be ignored.

6.       ARBITRATION

         References in this Schedule 1 to the Court shall be deemed to be references to the arbitrator in relation to the determination of any matters by the arbitrator pursuant to clause 14 (Arbitration).

                                   SCHEDULE 2

                           THE ESOP SWAP TRANSACTIONS

-------------------------------------------------------------------------------------------------------------------
                                                          DATE OF ISDA       DATE OF SCHEDULE TO
                               TRADE        EFFECTIVE        MASTER              ISDA MASTER              DATE OF
PARTY A       PARTY B           DATE          DATE         AGREEMENT              AGREEMENT            CONFIRMATION
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Salomon         BCT           13/01/00      21/01/00        15/12/99               21/12/99               13/01/00
-------------------------------------------------------------------------------------------------------------------
Salomon         BCT           26/01/00      31/01/00        15/12/99               21/12/99               26/01/00
-------------------------------------------------------------------------------------------------------------------
Salomon         BCT           02/02/00      16/02/00        15/12/99               21/12/99               02/02/00
-------------------------------------------------------------------------------------------------------------------
Barclays        BCT           16/03/00      24/03/00        16/03/00               21/3/00                04/07/00
-------------------------------------------------------------------------------------------------------------------
Barclays        BCT           17/03/00      24/03/00        16/03/00               21/3/00                05/07/00
-------------------------------------------------------------------------------------------------------------------
Barclays        BCT           22/05/00      30/05/00        16/03/00               21/3/00                05/07/00
-------------------------------------------------------------------------------------------------------------------
UBS             BCT           15/06/00      23/06/00        16/06/00               17/07/00               19/06/00
-------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 3

                           FORM OF PAYMENT INSTRUCTION

[Date]

To:     [          ] (as Escrow Agent)

Dear Sirs,

ESOP ESCROW AGREEMENT DATED [       ], 2002 BETWEEN MARCONI CORPORATION plc,
MARCONI plc, HSBC BANK plc AND BARCLAYS BANK (THE "ESCROW AGREEMENT").

Terms used in this Payment Instruction shall have the same meaning as set forth in the Escrow Agreement.

In accordance with clause [o] of the Escrow Agreement, the Interested Parties hereby authorise the Escrow Agent, subject to clause [7.2/7.5] of the Escrow Agreement, to release and pay the [Escrow Cash Balance/Charged Escrow Cash Balance] in accordance with the details set out below (the "PAYMENTS"):

-------------------------------------------------------------------------------
RECIPIENT PARTY                AMOUNT                          PAYMENT DETAILS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Yours faithfully

[Signatures of all Interested Parties to the Escrow Agreement]

                                   SCHEDULE 4

              SOLD OPCOS, MOBILE OPCOS AND SUBSEQUENTLY SOLD OPCOS

                                  SCHEDULE 4.1

                                   SOLD OPCOS


--------------------------------------------------------------------------------------------
                 COMPANY NAME                                               DATE OF DISPOSAL
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Woods Air Movement Limited                                                      31.01.01
--------------------------------------------------------------------------------------------
ipsaris Limited (92%)                                                           26.07.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems, Inc.                                                   19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Belgium N.V.                                            19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems EMO Limited                                             19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Espana, S.L.                                            19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems France S.A.S.                                           19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Hong Kong Limited                                       19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems U.K. Limited                                            19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems South Africa (Pty) Limited                              19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Canada Inc.                                             19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Czech Republic sro                                      19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Finland Oy                                              19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems GmbH                                                    19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Italia SpA                                              19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Puerto Rico Inc.                                        19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Slovakia sro                                            19.10.01
--------------------------------------------------------------------------------------------
Marconi Medizintechnik Deutschland GmbH                                         19.10.01
--------------------------------------------------------------------------------------------
Marconi do Brasil Imagens Medicas Ltda                                          19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Colombia Ltda                                           19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Australia Pty. Limited                                  19.10.01
--------------------------------------------------------------------------------------------
Picker International Del Caribe Inc                                             19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems International Limited                                   19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Asia Pacific, Inc.                                      19.10.01
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Marconi Medical Systems Hungary Kft.                                            19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Poland Sp. zoo                                          19.10.01
--------------------------------------------------------------------------------------------
Marconi Medical Systems Sales Corporation                                       19.10.01
--------------------------------------------------------------------------------------------
Marconi Commerce Systems Limited                                                01.02.02
--------------------------------------------------------------------------------------------
Marconi Commerce Systems SpA                                                    01.02.02
--------------------------------------------------------------------------------------------
Marconi Commerce Systems Latin America S.A.                                     01.02.02
--------------------------------------------------------------------------------------------
Marconi Commerce Systems Srl                                                    01.02.02
--------------------------------------------------------------------------------------------
Marconi Commerce Systems (NZ) Limited                                           01.02.02
--------------------------------------------------------------------------------------------
Marconi Commerce Systems Inc.                                                   01.02.02
--------------------------------------------------------------------------------------------
Marconi Commerce Systems Verwaltungs GmbH                                       01.02.02
--------------------------------------------------------------------------------------------
Marconi Commerce Systems GmbH & Co. KG                                          01.02.02
--------------------------------------------------------------------------------------------
Marconi Commerce Systems Technology GmbH                                        01.02.02
--------------------------------------------------------------------------------------------
Marconi Commerce Systems Australia Limited                                      01.02.02
--------------------------------------------------------------------------------------------
Gilbert & Barker Aust. Pty. Limited                                             01.02.02
--------------------------------------------------------------------------------------------
Gilbert & Barker New Zealand Limited                                            01.02.02
--------------------------------------------------------------------------------------------
Marconi Commerce Systems Canada Limited                                         01.02.02
--------------------------------------------------------------------------------------------
Gilbarco International Inc.                                                     01.02.02
--------------------------------------------------------------------------------------------
Beijing Chang Gi Service Station Equipment Company, Limited                     01.02.02
--------------------------------------------------------------------------------------------
Marconi Data Systems Inc.                                                       05.02.02
--------------------------------------------------------------------------------------------
Videojet Japan Inc.                                                             05.02.02
--------------------------------------------------------------------------------------------
Videojet Canada Limited.                                                        05.02.02
--------------------------------------------------------------------------------------------
Marconi Information Systems Limited                                             05.02.02
--------------------------------------------------------------------------------------------
Marsh Stencil Machine Company                                                   05.02.02
--------------------------------------------------------------------------------------------
Marconi Data Systems B.V.                                                       05.02.02
--------------------------------------------------------------------------------------------
Marconi Data Systems GmbH                                                       05.02.02
--------------------------------------------------------------------------------------------
Marconi Data Systems Iberica S.L.                                               05.02.02
--------------------------------------------------------------------------------------------
Marconi Data Systems Limited                                                    05.02.02
--------------------------------------------------------------------------------------------
Marconi Data Systems CP Limited                                                 05.02.02
--------------------------------------------------------------------------------------------
Videojet Europe B.V.                                                            05.02.02
--------------------------------------------------------------------------------------------
Videojet S.A.                                                                   05.02.02
--------------------------------------------------------------------------------------------
Marconi Applied Technologies Limited                                            12.07.02
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Marconi Applied Technologies Inc                                                12.07.02
--------------------------------------------------------------------------------------------
Marconi Mobile Holdings SpA                                                     02.08.02
--------------------------------------------------------------------------------------------
Marconi Mobile SpA                                                              02.08.02
--------------------------------------------------------------------------------------------
Marconi Kominikasyon AS                                                         02.08.02
--------------------------------------------------------------------------------------------
Sirio Panel SpA                                                                 02.08.02
--------------------------------------------------------------------------------------------
AMTEC SpA                                                                       02.08.02
--------------------------------------------------------------------------------------------
Larimart SpA                                                                    02.08.02
--------------------------------------------------------------------------------------------
PROD-EL SpA                                                                     02.08.02
--------------------------------------------------------------------------------------------
Teleavio-Consorzio Telecomunicazioni Avionica S.r.L                             02.08.02
--------------------------------------------------------------------------------------------
Marconi Mobile Holdings Limited                                                 02.08.02
--------------------------------------------------------------------------------------------
Marconi Mobile Limited                                                          02.08.02
--------------------------------------------------------------------------------------------
Marconi Mobile (International) Limited                                          02.08.02
--------------------------------------------------------------------------------------------
Marconi Secure Systems Limited                                                  02.08.02
--------------------------------------------------------------------------------------------

                                  SCHEDULE 4.2

                                  MOBILE OPCOS

--------------------------------------------------------------------------------------
                COMPANY NAME                                          DATE OF DISPOSAL
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Marconi Mobile SpA                                                        02.08.02
--------------------------------------------------------------------------------------
Sirio Panel SpA                                                           02.08.02
--------------------------------------------------------------------------------------
AMTEC SpA                                                                 02.08.02
--------------------------------------------------------------------------------------
Larimart SpA                                                              02.08.02
--------------------------------------------------------------------------------------
PROD-EL SpA                                                               02.08.02
--------------------------------------------------------------------------------------
Marconi Mobile Holdings Limited                                           02.08.02
--------------------------------------------------------------------------------------
Marconi Mobile (International) Limited                                    02.08.02
--------------------------------------------------------------------------------------
Marconi Mobile Limited                                                    02.08.02
--------------------------------------------------------------------------------------
Teleavio-Consorzio Telecomunicazioni Avconica S.r.L.                      02.08.02
--------------------------------------------------------------------------------------

                                  SCHEDULE 4.3

                             SUBSEQUENTLY SOLD OPCOS

--------------------------------------------------------------------------------------
                      COMPANY NAME                                    DATE OF DISPOSAL
--------------------------------------------------------------------------------------
Marconi Communications Israel Limited                                     04.10.02
--------------------------------------------------------------------------------------
Metapath Software International (Singapore) Pte Limited                   09.10.02
--------------------------------------------------------------------------------------
Metapath Software International (Malaysia) Sdn Bhd                        09.10.02
--------------------------------------------------------------------------------------
Metapath Software International Philippines, Inc                          09.10.02
--------------------------------------------------------------------------------------
Metapath Software International (Thailand) Limited                        09.10.02
--------------------------------------------------------------------------------------

                                   SCHEDULE 5

                               PARTICIPATING OPCOS

                                   SCHEDULE 6

                                DEED OF ADHERENCE

THIS DEED dated [ - ], is supplemental to the ESOP Escrow Agreement dated [ - ] and entered into between Marconi Corporation Plc, Marconi Plc, HSBC Bank plc and Barclays Bank plc as amended supplemented or restated from time to time (the "AGREEMENT").

Words and expressions defined in the Agreement have the same meaning when used in this Deed.

[Institution] (the "ACCEDING INSTITUTION") confirms that it has been supplied with a copy of the Agreement and hereby agrees with each other party to the Agreement that with effect from the date hereof and in accordance with the provisions of Clause 10 (Non Participating ESOP Banks) of the Agreement, the Acceding Institution will become a party to, and be bound by and benefit from and of the terms of the Agreement as an ESOP Bank and shall assume such obligations under the Agreement as are specified therein.

The address and facsimile number for notices to the [Acceding Institution] for the purposes of Clause 16 (Notices) of the Agreement is:

[                        ]

Contact:

Facsimile:

This Deed is governed by and shall be construed in accordance with English law.

IN WITNESS WHEREOF this Deed has been executed by the parties hereto as a Deed on the day and year first above written.

Signed as a Deed on behalf of

[name of Acceding Institution]

Director

Director/Secretary

* Delete as appropriate

                                   SCHEDULE 7

                          FORM OF ESOP BANK CERTIFICATE

[Date]

To:     [              ] (as Escrow Agent)

Dear Sirs,

ESOP ESCROW AGREEMENT DATED [      ], 2002 BETWEEN MARCONI CORPORATION plc,
MARCONI plc, HSBC BANK Plc, BARCLAYS BANK PLC (THE "ESCROW AGREEMENT")

Terms used in this certificate shall have the same meaning as set forth in the Escrow Agreement.

In accordance with clause [7.1/7.2/7.4/7.5] of the Escrow Agreement, we [ESOP BANK] hereby request that in your capacity as Escrow Agent you pay to [account number] at [bank], [sort code] the amount of [ - ].

This amount is calculated on the basis of:

1.Our [Escrow Cash Entitlement/Charged Escrow Cash Entitlement] of [ - ];

[Our Escrow Cash Entitlement is calculated as follows:

(i)      Our Escrow Cash Claim is L[ - ];

(ii) The aggregate value of our PLC Distribution together with the likely value of future PLC Distributions to be received by us is L [ - ] [(including net proceeds received on the sale of Company Securities of [ ])];

(iii)    Interest from the Record Date to the Determination Date is L[ - ]];

2. We confirm that our aggregate recoveries [do not exceed the limits specified in clause 7.3 or 7.6 (as applicable)]/[exceed the limits specified in clause 7.3 or clause 7.6 (as applicable) and the following adjustment is required:

        [                                                    ]

3. In addition to the amount specified in paragraph 1 above, we are entitled to interest on such amount at the rate and for the period specified in clause 7.2.1 or as the case may be clause 7.5.1 (a).

Yours faithfully

[Signed by [ - ] for and on behalf of [ - ] [ESOP BANK]]

EXECUTED by the Parties

Signed on behalf of
MARCONI CORPORATION PLC

Name:                  M.SKELLY

Signed on behalf of
MARCONI PLC

Name:                  M.SKELLY

Signed on behalf of
HSBC BANK PLC

Name:                  IAN MCMILLAN

Signed on behalf of
BARCLAYS BANK PLC

Name:                  BARRY COLE